Exhibit 99.1

Prothena Reports Second Quarter 2022 Financial Results and Business Highlights

•Net cash used in operating and investing activities was $35.5 million in the second quarter and $72.9 million for the first six months of 2022; quarter-end cash and restricted cash position was $510.1 million
•Broad Alzheimer’s disease portfolio continues to advance: FDA Fast Track designation granted in April for PRX012, a potential best-in-class, next-generation anti-Aβ antibody therapy; topline data expected by year-end from Phase 1 clinical study of PRX005, a potential best-in-class MTBR-specific anti-tau antibody

DUBLIN, Ireland, August 8, 2022 -- Prothena Corporation plc (NASDAQ:PRTA), a late-stage clinical biotechnology company with a robust pipeline of investigational therapeutics built on protein dysregulation expertise, today reported financial results and provided business highlights for the second quarter and first six months of 2022.

“We are closing the first half of 2022 from a position of strength, with multiple clinical programs advancing and a solid cash position supporting a robust set of milestones anticipated in 2022 and beyond. We are grateful for the opportunity to quickly progress the development of PRX012, a next-generation anti-Aβ antibody, under FDA’s Fast Track designation, further reinforcing our commitment to Alzheimer’s disease patients and their families,” said Gene Kinney, Ph.D., President and Chief Executive Officer of Prothena. “We believe our anticipated progress in the second half of the year will continue to validate our biology-directed R&D strategy, with antibodies that have been engineered to target pathogenic proteins in a manner we believe will be most impactful for the treatment of disease. We expect to achieve multiple milestones, including topline Phase 1 data for PRX005, the initiation of a Phase 1 multiple ascending dose study of PRX012 and the continued advancement of the Phase 2 study of PRX004 by Novo Nordisk. Additionally, we remain focused on our confirmatory Phase 3 AFFIRM-AL study of birtamimab, the first potential therapy to show survival benefit in Mayo Stage IV patients with AL amyloidosis.”

Second Quarter and Recent Business Highlights and Upcoming Milestones

Neurodegenerative Diseases Portfolio

Alzheimer’s Disease (AD)

PRX012, a potential best-in-class, next-generation treatment for AD, is an investigational monoclonal antibody targeting a key epitope at the N-terminus of amyloid beta (Aβ) with high binding potency supporting subcutaneous administration

•In April, the U.S. Food and Drug Administration (FDA) granted Fast Track designation for PRX012 for the treatment of AD

•Phase 1 multiple ascending dose (MAD) study initiation expected by year-end 2022
•Topline data from Phase 1 study expected in 2023

PRX005, a potential best-in-class treatment for AD, is an investigational antibody that specifically targets a key epitope within the microtubule binding region (MTBR) of tau, a protein implicated in diseases including AD, frontotemporal dementia (FTD), progressive supranuclear palsy (PSP), chronic traumatic encephalopathy (CTE), and other tauopathies. PRX005 is part of the global neuroscience research and development collaboration with Bristol Myers Squibb

•Topline data from Phase 1 study expected in 2022

PRX123, a potential first-in-class dual Aβ/tau vaccine treatment and prevention therapy for AD, is a dual-target vaccine targeting key epitopes within the Aβ and tau proteins to promote amyloid clearance and blockade of pathogenic tau

•IND filing expected in 2023

Parkinson’s Disease (PD)

Prasinezumab, a potential first-in-class treatment for PD, is a humanized monoclonal antibody designed to target key epitopes within the C-terminus of alpha-synuclein and is the focus of the worldwide collaboration with Roche

•Phase 2b PADOVA study results expected in 2024

Rare Peripheral Amyloid Diseases Portfolio

AL Amyloidosis

Birtamimab, a potential best-in-class amyloid depleter treatment for AL amyloidosis, is an investigational humanized monoclonal antibody designed to directly neutralize soluble toxic aggregates and promote clearance of amyloid that causes organ dysfunction and failure

•Abstract accepted for poster presentation on Monday September 5, 2022 at the XVIII International Symposium on Amyloidosis (ISA) titled: Birtamimab in Patients with Mayo Stage IV AL Amyloidosis: Rationale for Confirmatory AFFIRM-AL Phase 3 Study (Poster P040)
•Confirmatory Phase 3 AFFIRM-AL study results expected in 2024

ATTR Amyloidosis

NNC6019 (previously PRX004), a potential first-in-class treatment for ATTR amyloidosis, is a humanized monoclonal antibody designed to deplete the pathogenic, non-native forms of the transthyretin (TTR) protein, that is being developed by Novo Nordisk for the treatment of ATTR cardiomyopathy

•Phase 2 trial of NNC6019 in patients with ATTR cardiomyopathy is being conducted by Novo Nordisk (NCT05442047)

Second Quarter and First Six Months of 2022 Financial Results
For the second quarter and first six months of 2022, Prothena reported a net loss of $41.2 million and $77.5 million, as compared to a net income of $27.6 million and a net loss of $9.1 million for the second quarter and first six months of 2021. Net loss per share for the second quarter of 2022 and first six months of 2022 was $0.88, and $1.66, respectively, as compared to net income per share on a diluted basis of $0.58 and net loss per share of $0.21 for the second quarter and first six months of 2021, respectively.
Prothena reported total revenue of $1.3 million and $2.5 million for the second quarter and first six months of 2022, respectively, primarily from collaboration revenue from BMS. As compared to total revenue of $60.1 million and $60.2 million for the second quarter and first six months of 2021, from collaboration and license revenue from Roche.
Research and development (R&D) expenses totaled $31.6 million and $58.8 million for the second quarter and first six months of 2022, respectively, as compared to $21.1 million and $42.2 million for the second quarter and first six months of 2021, respectively. The increase in R&D expense for the second quarter and first six months of 2022 compared to the same periods in the prior year was primarily due to higher personnel related expenses, higher clinical trial expenses primarily related to the PRX012 and birtamimab programs, higher manufacturing costs primarily related to the birtamimab, PRX019 and PRX123 programs, and higher other R&D expense; offset in part by lower collaboration expenses related to the prasinezumab program with Roche as a result of the cost share opt-out exercised in May 2021 and lower manufacturing expenses related to the NNC6019/PRX004 and PRX005 programs. R&D expenses included non-cash share-based compensation expense of $3.8 million and $7.1 million for the second quarter and first six months of 2022, respectively, as compared to $2.2 million and $4.2 million for the second quarter and first six months of 2021, respectively.
General and administrative (G&A) expenses totaled $13.0 million and $24.8 million for the second quarter and first six months of 2022, respectively, as compared to $11.0 million and $22.2 million for the second quarter and first six months of 2021, respectively. The increase in G&A expenses for the second quarter and first six months of 2022 compared to the same periods in the prior year was primarily related to higher personnel related expenses and higher consulting expenses; offset in part by lower legal expenses. G&A expenses included non-cash share-based compensation expense of $4.5 million and $8.8 million for the second quarter and first six months of 2022, respectively, as compared to $3.3 million and $7.5 million for the second quarter and first six months of 2021, respectively.
Total non-cash share-based compensation expense was $8.3 million and $15.9 million for the second quarter and first six months of 2022, respectively, as compared to $5.5 million and $11.7 million for the second quarter and first six months of 2021, respectively.

As of June 30, 2022, Prothena had $510.1 million in cash, cash equivalents and restricted cash, and no debt.
As of July 29, 2022, Prothena had approximately 46.9 million ordinary shares outstanding.

2022 Financial Guidance

The Company continues to expect the full year 2022 net cash used in operating and investing activities to be $120 to $132 million, which includes an expected $40 million clinical milestone payment from Novo Nordisk and expects to end the year with approximately $454 million in cash, cash equivalents and restricted cash (midpoint). The estimated full year 2022 net cash used in operating and investing activities is primarily driven by an estimated net loss of $154 to $170 million, which includes an estimated $32 million of non-cash share-based compensation expense.

About Prothena

Prothena Corporation plc is a late-stage clinical biotechnology company with expertise in protein dysregulation and a pipeline of investigational therapeutics with the potential to change the course of devastating neurodegenerative and rare peripheral amyloid diseases. Fueled by its deep scientific expertise built over decades of research, Prothena is advancing a pipeline of therapeutic candidates for a number of indications and novel targets for which its ability to integrate scientific insights around neurological dysfunction and the biology of misfolded proteins can be leveraged. Prothena’s pipeline includes both wholly-owned and partnered programs being developed for the potential treatment of diseases including AL amyloidosis, ATTR amyloidosis, Alzheimer’s disease, Parkinson’s disease and a number of other neurodegenerative diseases. For more information, please visit the Company’s website at www.prothena.com and follow the Company on Twitter @ProthenaCorp.

Forward-looking Statements

This press release contains forward-looking statements. These statements relate to, among other things, the sufficiency of our cash position to fund advancement of a broad pipeline; the continued advancement of our discovery, preclinical, and clinical pipeline, and expected milestones in 2022 and beyond; the treatment potential, designs, proposed mechanisms of action, and potential administration of birtamimab, prasinezumab, NNC6019/PRX004, PRX005, PRX012, and PRX123; plans for future clinical studies of birtamimab, prasinezumab, NNC6019/PRX004, PRX005, PRX012, and PRX123; and the expected timing of reporting data from clinical studies of birtamimab, prasinezumab, PRX005, and PRX012. These statements are based on estimates, projections and assumptions that may prove not to be accurate, and actual results could differ materially from those anticipated due to known and unknown risks, uncertainties and other factors, including but not limited to those described in the “Risk Factors” sections of our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) on August 8, 2022, and discussions of potential risks, uncertainties, and other important factors in our subsequent filings with the SEC. We undertake no obligation to update publicly any forward-looking statements contained in this press release as a result of new information, future events, or changes in our expectations.

PROTHENA CORPORATION PLC
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited - amounts in thousands except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Collaboration revenue	$1,312	$60,071	$2,415	$60,181
Revenue from license and intellectual property	—	—	50	50
Total revenue	1,312	60,071	2,465	60,231
Operating expenses:
Research and development	31,569	21,090	58,831	42,234
General and administrative	12,952	11,032	24,787	22,157
Total operating expenses	44,521	32,122	83,618	64,391
Income (loss) from operations	(43,209)	27,949	(81,153)	(4,160)
Other income (expense), net	637	(53)	620	(19)
Income (loss) before income taxes	(42,572)	27,896	(80,533)	(4,179)
Provision for (benefit from) income taxes	(1,328)	254	(2,999)	4,914
Net income (loss)	$(41,244)	$27,642	$(77,534)	$(9,093)
Basic net income (loss) per ordinary share	$(0.88)	$0.62	$(1.66)	$(0.21)
Diluted net income (loss) per ordinary share	$(0.88)	$0.58	$(1.66)	$(0.21)
Shares used to compute basic net income (loss) per share	46,805	44,332	46,755	42,302
Shares used to compute diluted net income (loss) per share	46,805	47,414	46,755	42,302

PROTHENA CORPORATION PLC
CONSOLIDATED BALANCE SHEETS
(unaudited - amounts in thousands)

	June 30,	December 31, 2021
	2022	2021
Assets
Cash and cash equivalents	$508,795	$579,094
Prepaid expenses and other current assets	12,499	5,715
Total current assets	521,294	584,809
Property and equipment, net	1,861	2,012
Operating lease right-of-use assets	9,340	12,123
Restricted cash, non-current	1,352	1,352
Other non-current assets	15,742	9,070
Total non-current assets	28,295	24,557
Total assets	$549,589	$609,366
Liabilities and Shareholders’ Equity
Accrued research and development	9,188	6,351
Deferred revenue, current	9,822	7,657
Lease liability, current	6,299	5,940
Other current liabilities	14,798	13,504
Total current liabilities	40,107	33,452
Deferred revenue, non current	98,352	102,933
Lease liability, non-current	3,278	6,386
Other non-current liabilities	553	553
Total non-current liabilities	102,183	109,872
Total liabilities	142,290	143,324
Total shareholders’ equity	407,299	466,042
Total liabilities and shareholders’ equity	$549,589	$609,366

Contacts:
Investors
Jennifer Zibuda, Director, Investor Relations & Communications
650-837-8535, jennifer.zibuda@prothena.com

Media
Eric Endicott, Senior Vice President, Corporate Affairs
650-448-3670, eric.endicott@prothena.com